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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Tyco International Ltd. of our report January 31, 1997 on our audit of the consolidated statements of income, changes in shareholders' investment and cash flows of Keystone International, Inc. and subsidiaries for the year ended December 31, 1996, included in the Tyco International Ltd. Annual Report on Form 10-K for the year ended September 30, 1998 and the Tyco International Ltd. Current Report on Form 8-K filed December 10, 1998, and to all references to our Firm included in this Registration Statement.


                                        /s/ ARTHUR ANDERSEN LLP

Houston, Texas
December 16, 1998